Exhibit 10.24

KALNIN VENTURES, LLC

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is amended as of the 1st day of April 2018 by and between Kalnin Ventures LLC, a Colorado limited liability company (hereinafter referred to as “Employer”), and An Sao (Ethan) Ngo (hereinafter referred to as “Employee”). Collectively, Employer and Employee shall be referred to as the “Parties.”

A. Employer desires to engage Employee to identify, source, evaluate, underwrite, acquire, manage, and ultimately exit oil and gas investments.

B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth herein. For the reasons set forth above and in consideration of the mutual covenants and promises of the Parties hereto, Employer and Employee agree as follows:

1. Agreement to Employ and be Employed: Employer hereby agrees to employ Employee and Employee hereby accepts and agrees to such employment.

2. Duration of Employment: Employee’s employment with Employer is at will, and not of any particular duration. Nothing in this Agreement guarantees Employee employment with Employer for any specific period of time. This means that, subject to the provisions of this Agreement, Employer may terminate employee at any time with no advance notice, procedure, or formality and for any lawful reason. Similarly, subject to the provisions of this Agreement, Employee may resign his employment at any time and for any reason. The time that Employee is employed by Employer shall be referenced as the “Term of Employment.”

3. Description of Employee’s Duties: Employee will be employed as a Senior Vice President of Engineering. Employee’s job duties are set forth in Exhibit 1. The Reservoir Engineer position is exempt from overtime under both state and federal laws and regulations.

4. Manner of Performance of Employee’s Duties: Employee shall be a full-time employee of Employer, shall devote his best efforts and entire business time, attention, and services exclusively to the business and affairs of Employer, and shall perform his duties as set forth in Exhibit 1 with fidelity and to the best of his ability, experience, and talent. Employee shall perform the duties of his position to the reasonable satisfaction of Employer.

Employee will not engage in the performance of services for any other business or entity during the term of this Agreement unless the performance of such services is approved by Employer in advance.

Notwithstanding anything in this Section 4, or in any other provision of this Agreement to the contrary, Employer hereby approves Employee’s continued participation in, and service to, the business enterprise identified and described in Exhibit 2.

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5. Compensation: In consideration of the services to be provided by Employer during the Term of Employment, Employer shall compensate Employee as follows:

a.	During the Term of Employment, the Employee shall receive the base gross compensation of two hundred forty-four thousand, seven hundred twenty-one dollars ($244,721.00) annually, less approved payroll deductions and required taxes and withholdings (“Base Compensation”), with partial periods prorated. Employee’s Base Compensation shall be payable in equal periodic installments according to the Employer’s customary payroll practice. The Base Compensation is based on, and intended to compensate Employee for, Employee's full-time work schedule.

b.	During the Term of Employment, Employee may participate in the Employer benefit plans and programs described in the attached Exhibit 2, to the extent that Employer maintains such plans or programs. Employee acknowledges that the Employer has the right to change, modify, or eliminate benefits provided to its employees from time to time in Employer’s sole discretion. As such, Employee acknowledges and agrees that this Agreement does not create a specific entitlement to any particular benefits, and that Employee will receive benefits at the same level as other similarly situated employees of Employer.

c.	During the Term of Employment, Employee may also, in Employer’s sole discretion, receive compensation each calendar year in addition to his Base Compensation. Such additional compensation will be paid, if at all, in the form of an Annual Target Bonus, which Employer intends to fall between 20 percent and 40 percent of the annual Base Compensation. The availability of this bonus will be determined based upon Employer’s performance, and will take into account Employee’s individual effort and satisfactory achievement of established performance goals. Any such Annual Target Bonus will be paid to Employee, in full, not later than March 15 of the calendar year following the calendar year during which Employee performed the services that gave rise to that Bonus.

Nothing in this provision (c) is intended to guarantee Employee the payment of a bonus in any amount.

d.	In the event that BKV Oil & Gas Capital Partners, L.P is successfully formed on or before March 1, 2016, with Kalnin Capital Partners, L.P. as its general partner, with Kalnin Ventures LLC as its initial limited partner, and with Banpu North America Corporation as its limited partner, Employee shall be granted a 10 percent partnership interest in Kalnin Capital Partners, L.P. Under no circumstances, however, shall Employee be entitled to all or any portion of such partnership interest after March 15, 2016. This provision is expressly intended to comply with the short-term deferral rule applicable to Section 409A of the Internal Revenue Code.

The compensation described in this Section 5 constitutes the entire payment by the Employer for the services of the Employee. No other or additional compensation in any form will be considered or paid for during the period of this Agreement, except as otherwise provided in Section 6, below.

6. Signing Bonus: As additional consideration in exchange for the Employee’s execution of and compliance with the terms of this Agreement, Employer agrees to pay the Employee a one-time signing bonus (the “Signing Bonus”) in the total, gross amount of thirty thousand dollars ($30,000.00), subject to all applicable payroll withholding taxes and any other deductions approved by the Employee. Payment will be made on the first regular payday following commencement of Employee’s employment.

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7. Confidentiality. The Employee acknowledges that, in the course of performing and fulfilling his duties hereunder, he may have access to and be entrusted with nonpublic information belonging to, developed by, licensed by, or otherwise in the possession of, Employer or its clients. To protect such information, Employee agrees that he will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than Employer, any Confidential Information, as defined below, whether prepared by Employee or not. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any part thereof is specifically required by law; provided, however, that in the event such disclosure is required by applicable law, Employee shall provide Employer with prompt notice of such requirement, prior to making any disclosure, so that Employer may seek an appropriate protective order. At the request of Employer, Employee agrees to deliver to Employer, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Employee agrees that all Confidential Information of Organization (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment constitutes a work-for-hire and exclusively belongs to Employer, and not to Employee.

“Confidential Information” means any of the Employer’s confidential information including, without limitation, any information, processes, plans, data calculations, software storage media or other compilation of information, patent, patent application, copyright, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, formulae, improvements or other proprietary or intellectual property of the Employer, whether or not in written or tangible form, and whether or not registered or labeled as confidential, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The covenant in this Section 7 shall survive termination of this Agreement.

8. Intellectual Property: The Employee recognizes and agrees that all copyrights, trademarks, or other intellectual property rights to created works arising in any way from, or related to, the Employee’s employment by the Employer are the sole and exclusive property of the Employer. Employee further agrees not to assert any rights to those works against the Employer or any third-parties, and agrees to assist the Employer in any reasonable way requested to procure or protect the Employer’s rights to those works.

9. Restrictive Covenant: Because Employee will be provided with proprietary, confidential, and trade secret information, the Employee shall, during his Term of Employment, refrain from:

1) undertaking employment or any compensated duties on behalf of any association, enterprise, company, or firm that provides services or products in competition with Employer;

2) directly or indirectly soliciting or attempting to solicit the business of any client or customer of the Employer for his own benefit or that of any third person or organization; and

3) directly or indirectly inducing any employee or contractor of Employer to leave her or his employment or independent contract with Employer.

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10. No Existing Obligations: Employee represents that Employee: 1) is not subject to a confidentiality, trade secret, conflict of interest, or non-competition agreement with any former employer, contractor or third party; and 2) has no continuing obligations to any former employer, contractor or third party with respect to the ownership or assignment of any proprietary rights, including, but not limited to, inventions, ideas, copyrights, trade secrets or patents, including any such rights in information, or creations or materials the Employee conceived or made, in whole or in part. Employee understands that any such agreement or obligation, as well as any trade secret and other property laws, may restrict the Employee from using any secret or proprietary information that belongs to any former employer, contractor or third party, either for Employee’s own benefit or for anyone else’s benefit, including Employer. Employee also understands that Employee, or anyone else who uses or benefits from a third party’s proprietary information, may be liable to that third party. Therefore, Employee agrees not to use any confidential, trade secret, or proprietary information that belongs to any former employer, contractor, or third party during the Term of Employment, either for Employee’s own benefit or to benefit Employer or any of its clients, customers, or affiliates.

11. Assignment: This Agreement may be assigned by the Employer to any affiliated or successor employer without the consent of the Employee, and so long as the affiliate or successor accepts the assignment, this Agreement will continue to be binding upon the Employee. This Agreement may not be assigned by the Employee.

12. Severability: Each paragraph of this Agreement shall be and remain separate from and independent of, and severable from, all and any other paragraphs herein except where otherwise indicated by the context of the Agreement. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this Agreement.

13. Modification: Any modification of this Agreement or any additional obligation assumed by either Party in connection with this Agreement shall be in writing and signed by each Party.

14. No Waiver: The failure of either Party to this Agreement to insist upon the performance of any terms and conditions or the waiver of any breach of any terms and conditions of this Agreement shall not be construed as thereafter waiving such terms and conditions, but the same shall continue to remain in full force and effect.

15. Complete Agreement: This Agreement contains the complete agreement concerning the employment agreement between the Parties. The Parties stipulate that neither has made any representation with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

16. Interpretation of Agreement: The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

17. Survival: The terms and provisions of Section 7 of this Agreement shall survive the cancellation, termination, or expiration of this Agreement.

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18. Resolution of Disputes: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration conducted by the Judicial Arbiter Group, Inc., or its successor, in Denver, Colorado (“JAG”). Judgment on the award rendered by JAG may be entered in any court having jurisdiction thereof. Demand for arbitration shall be submitted only to the persons listed below. After a demand is submitted, the Parties shall have ten (10) days to mutually agree upon an arbitrator then providing such services through JAG or its successor. If the Parties cannot so mutually agree, then they hereby stipulate to the appointment of an arbitrator chosen by JAG. In addition to any relief, order, or award that enters as determined by the arbitrator or court, the Parties agree that the prevailing party, if any, shall be entitled to an award of reasonable attorneys’ fees and costs incurred.

Notice shall be provided as follows:

If to Employer:	If to Employee:

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19. Review by Banpu North America Corporation: Employee acknowledges and agrees that this Agreement is subject to review by Banpu North America Corporation (“BNAC”), and that material terms of this Agreement may be unilaterally amended by Employer after Employee has executed it to address objections raised by BNAC.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the date or dates set forth below.

/s/ An Sao (Ethan) Ngo	/s/ Christopher P. Kalnin
An Sao (Ethan) Ngo	Christopher P. Kalnin, Managing Director
Kalnin Ventures LLC

July 2, 2018	July 2, 2018
Date	Date

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EXHIBIT 1

Reservoir Engineer Job Duties

Exempt from Overtime

Full-time Position

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EXHIBIT 2

Employee’s Existing Business Enterprises

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EXHIBIT 3

Summary of Benefits Currently Offered by Kalnin Ventures LLC (“Employer”)

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